Exhibit 99.1

Press Release

Community Bankers Trust Corporation Welcomes The Community Bank, Loganville, Georgia (now operating as Essex Bank, a division of Bank of Essex) into the Bank of Essex Family

Friday, November 21, 2008 6:00pm ET

Source: Community Bankers Trust Corp

Contact: Gary A. Simanson, Telephone 202.431.0507

GLEN ALLEN, Va.—(BUSINESS WIRE)—Community Bankers Trust Corporation (the “Company” or “CBTC”) (AMEX: BTC - News) is pleased to announce that Bank of Essex (BOE), a wholly-owned, Virginia state-chartered banking subsidiary of the Company, has entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC), as receiver for The Community Bank, Loganville, Georgia (TCB), providing for the assumption by BOE, effective 6:00 pm Friday, November 21, 2008, off all deposit liabilities and to purchase certain assets of TCB. BOE is assuming approximately $600 million in deposits, approximately $250 million of which are deemed to be core deposits. BOE has agreed to pay the FDIC a premium of 1.36% on all deposits, excluding all brokered and internet deposits. Other than loans fully secured by deposit accounts, BOE is not purchasing any loans at this time, but will be providing loan servicing to TCB’s existing loan customers. BOE has sixty days to evaluate and, at its sole option, purchase any of the TCB loans. All deposits have been fully assumed and all insured deposits maintain their current insurance coverage. The existing branches of TCB will open Monday morning as Essex Bank, a division of Bank of Essex. TCB operates four branches in the greater Atlanta, Georgia market, Loganville, Walton County, Georgia; Covington, Newton, County, Georgia; Grayson, Gwinnett County, Georgia; and Snellville, Gwinnett County, Georgia.

George M. Longest, Chief Executive Officer of CBTC and BOE said, ”Since 1926, Bank of Essex has had a proud history of operating as a core community bank, serving its local community though conservative lending and prudent balance sheet management. This year we continued this tradition with the addition of TransCommunity Bank, N.A., which was recently merged into BOE. Today, we stand solid with one of the strongest balance sheets in the industry, with capital levels well above our peers. TCB is a true community bank and has proudly served its community since 1946. It has been the premier community bank in the markets that it serves. We look forward to working with the employees of TCB in building an even stronger community banking team and serving the needs of our combined customers and the local communities in which we operate. We are excited about the opportunities that lay before us in the greater Atlanta market. Monday morning, customers of TCB, as customers of Essex Bank, will find it is business as usual with the same friendly staff and the same desire to provide full personal service and attention to our customers.”

Gary A. Simanson, Vice-Chairman of the Company, commented, “part of our strategic plan, in addition to operating a core community bank, has been to build a franchise through select acquisition opportunities and reach out to attractive markets beyond the Commonwealth of Virginia. We find the addition of TCB to our franchise to be such an opportunity. Not only are we teaming up with a true, long established community bank, in some of the highest growth markets in the Country, we are making a statement that we are open to looking at further opportunities should they arise in this market. We believe that we demonstrated the appropriate pricing discipline in approaching this transaction and anticipate that the transaction will be accretive to earnings within the first full quarter of combined operations. While there are always execution risks in any transaction, we feel that the long operating history of TCB in its local community helps limits these risks. The local culture of TCB is much like that of the Bank of Essex. Additionally, we are not taking on any credit risk in this transaction. These are interesting times in the banking industry and with our strong capital position and experienced banking team we look forward to continuing to build both a highly respected community banking franchise and long-term shareholder value. We appreciate the assistance of our regulators in consummating this transaction and will endeavor to work with them closely to see that the banking needs of the local communities will continue to be well served.”

About Community Bankers Trust Corporation.

CBTC is a well-capitalized, single-bank holding company headquartered in the greater Richmond, Virginia market, with approximately $1.3 billion in assets, $1.1 billion in deposits, $500 million in loans, and $150 million in capital. It operates 13 full service banking facilities from Virginia’s Chesapeake Bay to the Shenandoah Valley under the Bank of Essex, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge brand names and four branches in the greater Atlanta, Georgia market under the Essex Bank brand name. Additional information is available on the Company’s website at www.cbtrustcorp.com. The shares of the Company are traded on the American Stock Exchange (AMEX) under the symbol “BTC”.

Forward-Looking Statement:
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Facts that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures in the banking industry that may increase significantly; changes in the interest rate environment may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, deterioration in credit quality and/or a reduced demand for credit or other services, changes in the legislative or regulatory environment, including changes in accounting standards, may adversely affect our business; costs or difficulties; related to the integration of the business and the businesses we have acquired may be greater than expected; expected cost savings associated with recently completed acquisitions may not be fully realized or realized within the expected time frame; our competitors may have greater financial resources and develop products that enable them to compete more successfully; changes in business conditions, changes in the securities market and changes in our local economy with regards to our market area. We assume no obligation to update information contained in this release.

Contact:

Bruce E. Thomas
Senior Vice President/Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343

Gary A. Simanson
Vice-Chairman, Chief Strategic Officer
Community Bankers Trust Corporation
202.431.0507